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                                                                       Exhibit 8

                        Pitney, Hardin, Kipp & Szuch LLP
                                  P.O. Box 1945
                        Morristown, New Jersey 07962-1945

October 22, 2001

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470

VNB Capital Trust I
1455 Valley Road
Wayne, New Jersey 07470

               Re: Material Federal Income Tax Consequences of the
                   Purchase and Ownership of Trust Preferred Securities Issued by Valley National Bancorp

Ladies and Gentlemen:

     We have acted as special counsel to Valley National Bancorp and its subsidiaries ("VNB") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended the "Act"), of a Registration Statement on Form S-3 that is being filed with the Securities and Exchange Commission on this date (the "Registration Statement"). The Registration Statement relates to the offer for sale of an aggregate of $175 million liquidation amount of Trust Preferred Securities, liquidation amount $25 per Trust Preferred Security (the "Preferred Securities") of VNB Capital Trust I, a statutory business trust formed under the Business Trust Act of the State of Delaware (the "Trust"), guaranteed (the "Guarantee" and, together with the Preferred Securities and the Junior Subordinated Interest Debentures referred to below, the "Securities") by VNB pursuant to the Guarantee Agreement (the "Guarantee Agreement") to be entered into by and between VNB and The Bank of New York, as guarantee trustee (the "Guarantee Trustee"), the form of which is being filed as an exhibit to the Registration Statement. VNB will be the owner of all of the undivided beneficial ownership interests represented by the Common Securities (the "Common Securities") of the Trust. The Trust will issue the Preferred Securities and the Common Securities to VNB in exchange for Junior Subordinated Interest Debentures (the "Junior Subordinated Debentures") issued by VNB. The Junior Subordinated Debentures are to be issued pursuant to an Indenture (the "Indenture") to be entered into between VNB and Wilmington Trust Company, as indenture trustee (the "Indenture Trustee"), the form of which is being filed as an exhibit to the Registration Statement.

     This opinion letter relates to the material United States federal income tax consequences of the purchase and ownership of the Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Indenture.


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Valley National Bancorp
VNB Capital Trust I
October 22, 2001
Page 2

     We have examined the Registration Statement, the form of the Amended and Restated Trust Agreement of the Trust, and such other documents as we have deemed necessary to render our opinions expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.

     We assume for purposes of our opinions that there are no agreements or understandings with respect to the transactions contemplated in the documents referred to above other than those described therein and that all parties to such documents will comply with the terms thereof, including all tax reporting requirements contained therein. Our opinions are also based (with your consent) on certain representations from VNB in a letter to us of even date herewith. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures, the Preferred Securities and the Guarantee Agreement will be consummated in accordance with the terms and forms of such documents and as described in the Registration Statement.

     Based on the foregoing, and assuming the Trust will be maintained in compliance with the terms of the form of the Amended and Restated Trust Agreement of the Trust, it is our opinion that the following conclusions would be sustained by a court with jurisdiction in a properly presented case (with all appeals exhausted):

     (1) The Trust will be classified for United Stated federal income tax purposes as a grantor trust and not as an association taxable as a corporation and, as a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures held by the Trust.

     (2) The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of VNB.

     (3) Except in the case of the occurrence of an Extended Interest Payment Period, stated interest on the Junior Subordinated Debentures will be included in income by a holder of Preferred Securities at the time such interest income is paid or accrued in accordance with the holder's regular method of tax accounting. If VNB exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extended Interest Payment Period, beneficial owners of Preferred Securities will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Internal Revenue Code of 1986, as amended (the "Code").

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Valley National Bancorp
VNB Capital Trust I
October 22, 2001
Page 3


     (4) Gain or loss will be recognized by a holder of Preferred Securities on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the holder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by the holder on a sale of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss.

     (5) A distribution by the Trust of the Junior Subordinated Debentures, as described in the Registration Statement (and subject to the limits discussed therein), will be non-taxable and will result in the distributee receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such distributee had in its Preferred Securities before such distribution.

     (6) The discussion of "Material Federal Income Tax Consequences" in the Registration Statement accurately describes the material United States federal income tax consequences concerning the Preferred Securities.

     These opinions are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Future changes in the law or interpretations of the law may cause the tax effects of the transactions referred to herein to be materially different from those described above. We have undertaken no obligation to update this opinion in such event.

     Other than the specific tax opinions set forth in this letter, no other opinion has been requested of us or rendered by us with respect to the tax treatment of the Junior Subordinated Debentures, the Preferred Securities or the Guarantee Agreement, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the Treasury Regulations or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption "Material Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.


                                               Very truly yours,

                                               Pitney, Hardin, Kipp & Szuch LLP